Exhibit 10.39

Roivant Sciences Ltd.

Stock Option Grant Notice

(Amended and Restated 2015 Equity Incentive Plan)

Roivant Sciences Ltd. (the “Company”), pursuant to its Amended and Restated 2015 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of common shares of the Company (the “Common Shares”) set forth below. This option is subject to all of the terms and conditions as set forth in this stock option  grant notice (this “Stock Option Grant Notice”), in the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated in this Stock Option Grant Notice in their entirety. Capitalized terms not explicitly defined in this Stock Option Grant Notice but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this Stock Option Grant Notice and the Plan, the terms of the Plan will control.

Optionholder:	[●]

Date of Grant:	[●]

Vesting Commencement Date:	[●]

Number of Shares Subject to Option:	[●]

Exercise Price (Per Share):	[●]

Total Exercise Price:	[●]

Expiration Date:	[●]

Type of Grant[1]:	[Incentive Stock Option][Nonstatutory Stock Option]

Exercise Schedule	Same as Vesting Schedule

Vesting Schedule: [●] [1/4th of the Common Shares underlying the option will vest one year after the Vesting Commencement Date; the balance of the Common Shares will vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date.]

[Notwithstanding the foregoing, no portion of this option will vest on the applicable vesting date set forth above unless Optionholder executes (and does not subsequently revoke) a release of claims on an annual basis prior to the vesting date in a form substantially similar to that release (“Release”) attached to the Amended and Restated Employment Agreement to be entered into between Optionholder and Roivant Sciences, Inc. (“Amended Agreement”).

In addition, the issuance of this option is contingent upon Optionholder’s execution of the Amended Agreement. In the event that the Amended Agreement is not executed and entered into between the parties, then this option shall be forfeited and thereby terminate for no consideration immediately prior to the first anniversary of the Date of Grant.

Notwithstanding any provision herein, upon termination of Continuous Service, Optionholder shall be required to execute the Release (and not subsequently revoke the Release) following such termination within the time period as specified therein. In the event that Optionholder does not execute the Release or revokes the Release, then 10% of the vested portion of this option as of the date of such termination (the “Cancelled Amount”) shall terminate for no consideration and Optionholder shall have no further rights with respect thereto; provided that, to the extent Optionholder has exercised this option prior to such termination, then in lieu of cancelling all or any portion of the Cancelled Amount, the Company or any of its Affiliates (if so determined by the Company) shall have the right to purchase from Optionholder  an equivalent number of shares acquired pursuant to exercise of this option for the lesser of the purchase price paid by Optionholder or the Fair Market Value at the time of such purchase.]1

[If the Optionholder’s Continuous Service is involuntarily terminated without Cause [within twelve (12) months][●] following the date of][Immediately prior to (and contingent upon)] the consummation of a Change in Control (as defined in the Plan), all shares underlying this option shall automatically and immediately become fully vested[, subject to the Optionholder’s execution of the Release.]2]

Payment: By one or a combination of the following items (described in the Option Agreement):

•	By cash, check, bank draft, wire transfer or money order payable to the Company.

•	If and only to the extent this option is a Nonstatutory Stock Option, and subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement.

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) Stock Awards previously granted and delivered to Optionholder and (ii) any written employment or severance arrangement that would provide for vesting acceleration of this option upon the terms and conditions set forth therein.

By accepting this option, Optionholder consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

3 If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

1 Only for Mayukh Sukhatme’s grant expiring on May 19, 2029.
2 Only for Mayukh Sukhatme’s grant expiring on May 19, 2029.

2

Attachments: Option Agreement, Amended and Restated 2015 Equity Incentive Plan and Notice of Exercise

3

Attachment I

ROIVANT SCIENCES LTD.

Amended and Restated 2015 EQUITY INCENTIVE PLAN

OPTION AGREEMENT
(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Stock Option Grant Notice”) and this Option Agreement (this “Option Agreement”), Roivant Sciences Ltd. (the “Company”) has granted you an option under its Amended and Restated 2015 Equity Incentive Plan (the “Plan”) to purchase the number of common shares of the Company (the “Common Shares”) indicated in your Stock Option Grant Notice at the exercise price indicated in your Stock Option Grant Notice. The option is granted to you effective as of the date of grant set forth in the Stock Option Grant Notice (the “Date of Grant”). If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Option Agreement or in the Stock Option Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Stock Option Grant Notice and the Plan, are as follows:

1.           VESTING. Your option will vest as provided in your Stock Option Grant Notice. Vesting will cease upon the termination of your Continuous Service.

2.           NUMBER OF SHARES AND EXERCISE PRICE. The number of Common Shares subject to your option and your exercise price per share in your Stock Option Grant Notice will be adjusted for Capitalization Adjustments.

3.           EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES. If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six (6) months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or disability, (ii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).

4.           EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”). If permitted in your Stock Option Grant Notice (i.e., the “Exercise Schedule” indicates “Early Exercise Permitted”) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the unvested portion of your option; provided, however, that:

(a)          a partial exercise of your option will be deemed to cover first vested Common Shares and then the earliest vesting installment of unvested Common Shares;

(b)          any Common Shares so purchased from installments that have not vested as of the date of exercise will be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement;

(c)          you will enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

(d)          if your option is an Incentive Stock Option, then, to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Common Shares with respect to which your option plus all other Incentive Stock Options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, your option(s) or portions thereof that exceed such limit (according to the order in which they were granted) will be treated as Nonstatutory Stock Options.

5.           METHOD OF PAYMENT. Unless the Board determined otherwise, you must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft, wire transfer or money order payable to the Company or in any other manner permitted by your Stock Option Grant Notice.

6.           WHOLE SHARES. You may exercise your option only for whole Common Shares.

7.           SECURITIES LAW COMPLIANCE. In no event may you exercise your  option unless the Common Shares issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

8.           TERM. You may not exercise your option before the Date of Grant or after the expiration of the option’s term. The term of your option expires upon the earliest of the following:

(a)	immediately upon the termination of your Continuous Service for Cause;

(b)	the Expiration Date indicated in your Stock Option Grant Notice; and

(c)	the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

9.	EXERCISE.

(a)          You may exercise the vested portion of your option (and the unvested portion of your option if your Stock Option Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)          By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, or (ii) the disposition of Common Shares acquired upon such exercise.

(c)          If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the Common Shares issued upon exercise of your option that occurs within two (2) years after the Date of Grant or within one (1) year after such Common Shares are transferred upon exercise of your option.

(d)          By exercising your option you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any Common Shares or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule~~s~~ or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your Common Shares until the end of such period. You also agree that any transferee of any Common Shares (or other securities) of the Company held by you will be bound by this Section 9(d). The underwriters of the Company’s stock are intended third party beneficiaries of this Section 9(d) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

10.          TRANSFERABILITY. Except as otherwise provided in Section 5 of the Plan, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

11.          RIGHT OF REPURCHASE. The Company will have the right to repurchase all of the Common Shares you acquire pursuant to the exercise of your option upon termination of  your Continuous Service for Cause. Such repurchase will be at the exercise price you paid to acquire the shares and will be effected pursuant to such other terms and conditions, and at such time, as the Company shall determine.

12.          OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

13.	WITHHOLDING OBLIGATIONS.

(a)          At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)          If this option is a Nonstatutory Stock Option, then upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested Common Shares otherwise issuable to you upon the exercise of your option a number of whole Common Shares having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)          You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise  your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such Common Shares or release such Common Shares from any escrow provided for herein, if applicable, unless such obligations are satisfied.

14.         TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Stock Option Grant Notice is at least equal to the “fair market value” per share of Common Share on the Date of Grant and there is no other impermissible deferral of compensation associated with the option. Because the Common Shares are not traded on an established securities market, the Fair Market Value is determined by the Board, perhaps in consultation with an independent valuation firm retained by the Company. You acknowledge that there is no guarantee that the Internal Revenue Service will agree with the valuation as determined by the Board, and you will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that the valuation determined by the Board is less than the “fair market value” as subsequently determined by the Internal Revenue Service.

15.          NOTICES. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the  United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to  receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

ATTACHMENT II

Roivant Sciences Ltd.

Amended and Restated 2015 Equity Incentive Plan

[Attached]

II-1

ATTACHMENT III

NOTICE OF EXERCISE

[Attached]

III-1